Exhibit 10.6
LOAN CONTRACT

RURAL CREDIT COOPERATIVE OF SHANDONG

LOAN CONTRACT

(YISHUI) RCC LOAN(2010) 004#
BORROWER (FULL NAME):

SHANDONG LONGKONG TRAVEL DEVELOPMENT CO., LTD

LENDER (FULL NAME):

YISHUI RURAL CREDIT COOPERATIVE

According to certain National laws and Regulations, both parties agreed to sign the contract.

I.  Loan
1.  Loan type: short term working capital loan

2.  Loan purpose: Business operating facilities update & material purchase.

3.  Amount of Loan: Chinese RENMINBI, One million two-hundred thousand Yuan

4.  The Term of Loan：12 months

(1)  The Term of Loan as following:

Releasing Date & Amount		Due Date & Amount
DATE	AMOUNT	DATE	AMOUNT
2010-1-9	1,200,000.00	2011-1-8	1,200,000.00

(The items are not included in above form but attached later should be the part of the Contract.)

（2）The amount, the releasing date or the due date of the loan that describing in the Contract are different from that on the accounting book, the information on the accounting book shall be the final conclusion. The accounting book related to above information shall be regarded as a part of the Contract with the same legal effect.

5.  Loan Interest Rate and Computation.

RENMINBI loan interest calculation should be made by following 2nd method:

(1)  Floating Rate

The floating rate will be _____(up/down) at the basic rate, execution rate shall be _____%. The less Five years term (including five years) loan applies to the rate that issued by The People's Bank Of China; The more that five years term loan interesting rate shall be that the rate issued by The People's Bank Of China "PLUS" _____ ratio percentage.

The rate adjustment shall in every _____months as a adjustment circle. In the case of that the basic rate is adjusted by The People's Bank Of China, the Lender shall renew the rate calculated by above method and the new basic rate considering of the class of the loan term, the effective date shall be started at the date that the same borrowing day of the first month of the next adjustment circle after the new Adjusted Rate is issued. The Borrower is acknowledging that the adjustment is without notice. The date of the basic rate adjustment is the same day to the Loan beginning day, or the same day of the first month of the adjustment circle. From the date of the basic rate adjustment day, the new loan interest rate will be set. If there is no the same day of the month to the loan beginning day, the last day of the month shall be the borrowing day.

(2)  Fixed rate

The loan interest rate shall be up 100% at the basic rate, execution rate shall be 10.62% till the loan end date. The rate to the less than five years(including five years) term loan shall apply to the same loan rate issued by The People's Bank Of China; the rate to the more than five years term loan shall be the basic rate issued by The People's Bank Of China "PLUS" ______ ratio percentage.

The foreign currency loan interest rate shall be made by the item _____of the following items:

(1)  The rate floating in _____months and Calculated by the method of _____(In capital words) months _______(LIBOR/HIBOR) + ____% . LIBOR/HIBOR is the borrowing interest rate in LONDON/HONKONG financial industry prior two days to the loan beginning day and announced by the Reuters News Agency.

(2)  Execution annual rate shall be ____% till the loan end date.

(3)  Other computation method ________________________.

6.  Interest Computation

The interest of the loan under the Contract is calculated in every month, the computation day is the 20th day of every month. The borrower shall pay the interest every month at the above day. If the last interest pay day is not in the computation circle, the unpaid interest shall be completed with principal. (Day rate = Month rate/30)

II.  The Lender is entitled to refusal to provide the Borrower the loan that agreed under the Contract, if one of the following items is sufficiently satisfied.

1.  The Borrower shall open a basic deposit account with the Lender

2.  The borrower shall provide the Lender all the necessary document, information that required by the Lender.

3.  If the Loan is a foreign currency loan, the Borrower shall provide the Lender all the necessary authorized Approval, Registration Permit and other legal processing document.

4.  Any mortgage, pledge warrant in connection with the loan under the Contract, the legal processing of the registration and/or insurance etc. is completed with the requirement of the lender, and the warrant, insurance is continuous valid. Any guarantee in connection with the loan under the Contract, the borrower shall ensure the lender that the guarantee contract has been signed and effective.

III.  The rights and obligations of the Lender.

1.  The lender has the right to acknowledge the business operating, the financial activities, material and inventory, loan flowing of the Borrower, to ask the borrower for the financial statement, documents and information.

2.  The events that described in section IV, item 7,8,10 (include but not limited) occur to borrower, and will bring the Borrower the complication or impact to the safety of the loan, the Lender may refuse to provide the loan or withdraw the loan in advance.

3.  The loan principal, interest, penalty, compound interest and the other payable expense that the Lender may withdraw or withdraw in advance under the Contract, the Lender may directly deduct from any Borrower's account.

4.  The money the Borrower paid to the Lender is insufficient to cover the amount payable under the Contract, the Lender may determine to pay suitable payment, such as loan principal, interest, penalty, compound interest or other expenses.

5.  The Borrower fails to pay back the loan, the Lender may disclose the fact in public that the Borrower broke the Contract.

6.  The Lender shall provide the Borrower the loan in full amount scheduled under the Contract.

IV.  Borrower's commitments:

1.  The borrower is entitled to the access to the loan and to use it.

2.  The account opened pursuant to the section II under the contract, shall be used for deposit and settlement between the both parties.

3.  The loan under the contract is a foreign currency loan, the Authorized approval, registration permit and other legal processing document in connection with the loan shall be completed pursuant to certain laws and regulations.

4.  The borrower shall pay the principal and interest as scheduled. The borrower may needs a extension for the loan set forth, a writing request shall be raised out in 15 working days before the loan end date, a renewal contract between the both parties shall be signed with the consent from the Lender.

5.  To use the loan in a manner of respecting the Loan purpose under the Contract, no impropriation or other purposes is allowed to carry out.

6.  The Borrower shall monthly provide the Lender the true, complete, valid financial statement, or other documents and information, and assistant the Lender to review its business operating, financial activities, and the loan flows.

7.  Such events occur to the borrower: operating in a contract, lease, shareholding reform, affiliation, merger, acquisition, split, joint venture, asset transfer, apply for suspension and reform, apply for dismiss, apply for bankrupt and other events may affect the liability between the creditor and debtor, or the actions may impact the Leading party to complete the creditor's rights, a writing notice letter shall be provide to the Lender in advance, with the consent from the Lender, to start processing the debt paying-back or complete the debt paying-back in advance before the forth events occurs, otherwise, the above activities and actions is prohibited to carry out.

8.  Any events other than described in the previous paragraph occur to the Borrower may cause material effect to fulfill the paying-back of the loan, such as, business suspension, business activities dormant, registration cancellation, withdraw of business license, corporate representative involved into a criminal, material lawsuit and arbitration involved, difficult situation in business operation, financial statement worsening, etc. the Lender shall be provided a writing notice, a protective measure to creditor shall be carried out with the consent from the Lender.

9.  The Borrower provides a debt guarantee for the thirty party, or in connection with a mortgage, pledge with its major asset or property to a thirty party, may affect its ability to repay the debt under the Contract, a writing knowledge shall be provide to the Lender, and a approval from the Lender shall be obtained.

10.   The borrower shall not withdraw the capital, transfer the asset, or transfer the company share illegally to Welch from the Lender.

11.  The borrower changes it registered business name, corporation representative, registered business address, business scope, a writing notice shall be provided to the Lender in time.

12.   Such events occur to the guarantor under the Contract, business suspension, business dormant, registration cancellation, withdraw of the business license, bankrupt and business loss, etc. it may cause the guarantor partly or fully lose the guarantee power in connection with the loan under the Contract, or the guaranty, pledged items, pledged usufruct depreciates, the Borrower shall provide the Lender other alterative guarantee in time.

13.   The borrower shall bear all such cost or expenses in connection with the loan under the Contract, legal consult service charge, insurance, transportation, evaluation, registration, keeping, identify, notarization. Etc.

V.  Repayment in advance.

Consent shall be obtained from the Lender when the Borrower determines to repay the loan in advance; the Lender agrees with the repaying in advance, the interest shall be calculated by the 1st item as following:

1.  Interest shall be calculated pursuant to the items describe the borrowing duration and the interest computation under the Contract.

2.  Floating up _______% at the basic of execution rate under the Contract.

VI.  Breach of faith.

1.  The Lender failed to provide the Borrower the loan, and caused loss to the Borrower, the penalty that calculated with the related amount and days delayed shall be paid to the Borrower. The computation method is same to the overdue loan interest computation with the same term.

2.  The Borrower failed to repay the principal of the loan in the period agreed in the Contract, the Lender shall increase the interest rate by 50% to the overdue loan at the basic of the rate agreed in the Contract as the penalty till the principal and interest repaying is completed. During the overdue period, in such event that The People's Bank Of China increases the basic loan interest rate, accordingly, the penalty interest rate shall be increased at the same time.

3.  The Borrower use the loan not pursuant to the items that describing the loan purpose under the contract, the Lender shall increase the interest rate by 100% to the part of the loan that is misused as a penalty till the principal and interest are fully repaid. During the overdue period, for RENMINBI loan, in such event that The People's Bank Of China increase the loan interest, accordingly, the penalty interest rate shall be increased at the same time.

4.  For unpaid payable interest, the Lender shall charge the compound interest pursuant to the regulation issued by The People's Bank Of China.

5.  The Borrower breaks the items that describing the Borrower's obligation under the Contract, The Lender may be entitled to ask the Borrower to correct the action that broke the contract, may refuse to continue provide the loan, may withdraw the loan has be provided in advance, may declare that the loam term expired immediately and take some protective measures.

6.  Any guarantor in the guarantee contract in connection with the loan Contract breaks the items describing its obligation under the guarantee contract, the Lender may be entitled to declare that the loam term expired immediately and take some protective measures.

7.  In such event that the borrower breaks the items under the Contract, cause the Lender to take the action such as lawsuit or arbitration to archive its rights, the borrower shall take the lawyer service charge, business travel fee and other expenses occur to the Lender as its sole responsibility.

VII. Guarantee of the loan

The guarantee of the loan under the Contract is A mortgage of Maximum Amount, the guarantee contract shall be singed separately. If any Mortgage of Maximum Amount, display the mortgage contract serial number here: Yishui RCC MMA 2009-008#.

VIII. Solution of dispute

Both parties agree that any dispute shall be resolve by negotiation between them, the following action as a option:

1. Lawsuit. Resolved by the court that has the jurisdiction to the Lender.

2.  Arbitration. Resolved by a arbitrator _____NULL_______(full name of the arbitration agency) under the Arbitration Rules and Procedures.

     The items of the Contract not in connection with the disputes shall be continued to carry on in the processing of the lawsuit or arbitration.

IX. Other matters
__________________________________________________________

X. Become effective

   The Contract shall be effective after signed or sealed by both parties.

XI. The Duplicates of the Contract

   The contract is made out in 3 duplicates; having the same legal enforcement, each for the borrower, the lender, the guarantor.

XII. Note.

   The Lender friendly reminds the Borrower to acknowledge that all the items of the Contract shall be understood completely and correctly, the Lender has provided the not for certain items of the contract as the Borrower requested. The both parties agree to the rights and obligations under the Contract in common.

  The Borrower: (seal)         Shandong longkong travel development Co., Ltd (sealed)

Signature:                            /s/ ZHANG SHANJIU

By corporate representative or Proxy

The Lender:                        Sealed by Yishui rural credit cooperative  (sealed)

Signature:                            /s/ QI JIANGANG

By corporation representative or Proxy

Date:               09-1-2010

Signed in the place of: YISHUI RCC Office

Rcc GD 2009-008#

CONTRACT
OF
MORTGAGE OF MAXIMUM AMOUNT

RURAL CREDIT COOPERATIVE OF SHANDONG

The Mortgagee: (full name)	Yishui Rural Credit Cooperative

The Debtor: (full name)	Shandong Longkong Travel Developmen tCo., Ltd

The Mortgagor: (full name)	CHEN RONGGUANG

Whereas:

The debtor and the Mortgagee both agreed to a series of contracts (hereinafter preferred Main Contracts) under the items 1 describing the Term and The maximum of amount of the Contract. The Mortgagor agreed to provide the Guarantee to the Debtor under above Main Contracts. To ensure the Creditor may accomplish its right completely, all parties agreed to sign the Contract under the state <<security law>> and other Regulations.

I.  Guaranteed maximum amount of the Main Debt

1.
Concluded by all the business contracts agreed between the Creditor and the Debtor signed from the date of 31-1-2009 to30-1-2011, The Mortgagor agreed to guarantee the Main debt concluded of a maximum amount is: (in capital words) RENMINBI ONE HUNDREDMILLION TWO HUNDRED THOUSAND YUAN, the detail of the business including: RENMINBI loan.

(contains but not limited: ①.RENMINBI Loan, ②bank/commercial acceptance bill discounting, ③bank documentary bill acceptance, ④bank guarantee.

2.
Within the valid time of the contract and within the maximum amount, the Debtor may apply for the circle using of above loan fund, bank credit. The beginning date, ending date, interest and amount is base on the Loan Warrant of the Main Contract or base on related creditor’s right warrant. The business carry on within the valid time of the contract, the expired date shall before the date: 30-1-2011.

3.	Within the valid time of the contract and within the maximum amount, it is not necessary to carry out the Guarantee procedure one by one when mortgagor release the fund or provide other bank credit.

4.	The business is carried out within the valid time of the contract and within the maximum amount; the Debtor shall take the Guarantee responsibility of former currency debt.

II. Scope of Mortgage.

The scope of the mortgage contains such items under the Main contract: debt principal, interest, overdue interest, compound interest, penalty interest, breach penalty, damage compensation, and lawsuit charge, legal service charge, disposal of the guaranty expense, transfer fee, etc, raising out during the Mortgagee reaching its creditor’s right.

III. Guaranty

1.	The mortgagor agreed to provide the following property: real estate property as the guaranty(see the guaranty list), which shall be an integrating part of the contract.

2.	The above Guaranty evaluated as (RENMINBI) TWO MILLION YUAN, the final value shall be equal to the net income of disposal of the guaranty.

IV. Power of Mortgage.

The power of the mortgage contains the accessory of the Guaranty, accessory right, subrogation, collateral material, mixtures, processed material and yield.

V. Possess of Mortgag
e
1. Within the period of mortgage, the entire guaranty shall be taken good care of by the mortgagor, who as well responsibility for repair and maintenance to make sure that the guaranty is all preserved well, and subject himself to the supervision and inspection from the Mortgagee at any time.

2. Within the period of mortgage, without any written approval from the Mortgagee, the mortgager shall have no right to dispose the guaranty (disposing ways includes, but not limited to, transferring, renting, selling, donating the guaranty). Any money got by transferring the guaranty based on the approval of the Mortgagee shall be used for paying off the debt under Main Contract ahead of schedule or withdraw from the thirty that the both parties agreed.

3. Within the period of mortgage, the guaranty is damaged or lost, the Mortgagor shall take certain actions to prevent from loss worsening. And inform the Mortgagee in time. Any compensation or supplement shall be paid off the debt under Main Contract ahead of schedule.

4. Within the period of mortgage, should any decreases happen, the mortgagor shall recover the value of the present guaranty or provide the Mortgagee with guarantee equal to decreased value

VI. Insurance on Guaranty

1. The Mortgagor shall give a full-amount insurance on Guaranty, and the Mortgagee shall be the primary beneficiary. The original insurance policy shall be kept by Mortgagee.

2. Within the period of the mortgage, the mortgagor shall not discontinue or cancel the above mentioned insurance with any excuse. If any above action occurs, the Mortgagee has the right to renew the insurance; the expense shall be borne by Mortgagor.

3. Within the period of mortgage, should any accident happens to the guaranty, insurance compensation should be used for paying off the debt under the Main Contract ahead of schedule with priority. Or be withdrawn from the thirty party that both parties agreed to.

VII. Mortgage Registry

The mortgagor shall complete the registration of mortgaged property in 5 days after the Contract is signed, and provide the Mortgagee the evidence documents and relevant materials of ownership of the guaranty, and the original of Mortgage Registration Certificate shall be kept by Mortgagee.

VIII. Exercise the Mortgage right

The debt term expires under the items of the Main Contract, the Mortgagee is not repaid up above debt, in such event, the Mortgagee may dispose the guaranty by the following ways: discount the mortgage, auction of guaranty, sales of guaranty to repay the debt with priority. The above Term Expire includes such event that terminated by the items of the Main Contract or the debt term is declared expired in advance by state laws, regulations.

IX. Breach of Faith

1. After the contract becomes effective, both Mortgagee and Mortgagor shall be abide by the Contract; any party fails to carry out the obligation, shall take the responsibility to provide another party certain compensation.

2. In such events that cause the Mortgagee’s right affected, the Mortgagor shall take the responsibility to provide Mortgagee compensation in full amount:

(1)The Mortgagor hides such events from Mortgagee, co-owned, dispute, sealed up, be monitored or mortgaged of the Guaranty.

(2)Disposal of the Guaranty without the consent from Mortgagee.

(3)Other breaches of the Contract.

X. Cost and Expenses
All the litigation expenses on insurance, evaluation, appraisal, registry, transfer and custody shall be paid by the mortgagor.

XI. Solution of Dispute

Any dispute shall be resolved by negotiation among parties; if go to laws, the court in the area of Mortgagee’s registered office has the jurisdiction.

XII. Other Matters

1.	Even the Main Contract is declared invalid, the mortgagor still need to take the guarantee responsibility of the debt obligations under the contract.

2.	The Main contract, loan warrant or other creditor’s right certificate are not required to be delivered to Mortgagor.

XIII. Become Effective

The contract shall be set by being signed by all parties, and shall be effective by the date when the mortgage registration is complete.

XIIII. The contract is made out in _3__ duplicates, each for all parties with the same law enforcement.

XV. Note

The Mortgagee reminds the Mortgagor and the Debtor to acknowledge that all the items of the Agreement shall be understood completely and correctly, the Mortgagee has provided the note for certain items of the agreement as the Mortgagor requested. All parties agree to the rights and obligations under the Agreement in common.

The Mortgagee: (Seal)	RURAL CREDIT COOPERATIVE (and sealed)

Signature:	QI JIANGANG (signed)

(Signed by corporate representative or proxy)

The Debtor: (Seal)	SHANDONG LONGKONG TRAVEL DEVELOPMENT CO., LTD (sealed)

Signature:	ZHANG SHANJIU (signed)

(Signed by corporate representative or proxy)

The Mortgagor: (Seal)	CHEN RONGGUANG

Signature:	CHEN RONGGUANG (signed)

(Signed by corporate representative or proxy)

________________________________________________________
Date: 31-1-2010

In the Place of: Yishui RCC office.